Exhibit 2

Joint Filing Agreement

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D/A (including any and all amendments thereto) with respect to the common stock, no par value, of Universal Truckload Services, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of July 22, 2013.

/s/ Matthew T. Moroun
Matthew T. Moroun

/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the
2012 MJ Moroun Annuity Trust

/s/ Manuel J. Moroun
Manuel J. Moroun

/s/ Manuel J. Moroun, as Trustee
Manuel J. Moroun, as Trustee of the
Manuel J. Moroun Revocable Trust